EXHIBIT 99.2

[Form of Election to Participate in Mueller Water Products, Inc. Directors’ Deferred Fee Plan]

ELECTION TO PARTICIPATE IN

MUELLER WATER PRODUCTS, INC.

DIRECTORS’ DEFERRED FEE PLAN

Pursuant to the provisions of Paragraph 3 of the Mueller Water Products, Inc. Directors’ Deferred Fee Plan (the “Plan”), I hereby elect to have _________% of the amounts payable to me for services rendered by me on and after ______________ ___, 20___ as a Director of Mueller Water Products, Inc. (the “Company”) deferred and credited to the following Deferred Fee Account(s):

Income Account                                  ________________ %

Stock Equivalent Account                 ________________ %

Pursuant to the provisions of Paragraph 5 of the Plan, I hereby elect that my first Payment Date be defined as (check only one):

_____ the year of my termination of services as a Director

_____ the calendar year ___________ (insert any calendar year no earlier than the year of your 72nd birthday).

Payments from my Deferred Fee Account(s) shall be paid in ____________ (choose only 1, 5, 10 or 15) annual installments, in accordance with the provisions of the Plan.  In the event of my death prior to my receipt of all payments from my Deferred Fee Account(s), I hereby direct that the balance be distributed to my beneficiary or beneficiaries as follows:

______________________________________________

(Name of beneficiary and relationship to you)

It is understood this election is to remain in effect until revoked or amended as provided in Paragraph 3 of the Plan.

Signature                                                                                                               Date

Print Name

(Rev.4/06)